FORM OF
                                  AMENDMENT TO
                         INVESTMENT MANAGEMENT CONTRACT


         This Amendment dated as of January 1, 2001, is to the Investment Management Agreement made as of May 3, 1993 and subsequently amended and restated on February 25, 1994 and May 25, 1995 (the "Agreement") by and between Templeton Investment Counsel, Inc., a U.S. registered investment adviser and Florida corporation (the "Manager") and Templeton Institutional Funds, Inc. (the "Company") on behalf of Foreign Equity Series.

                                   WITNESSETH:

     WHEREAS, both Manager and Company wish to amend the Investment Management Agreement;

     WHEREAS, the Manager merged into TEMPLETON INVESTMENT COUNSEL, LLC, a Delaware limited liability company, a successor entity, on January 1, 2001;

     NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

     3. Manager's name is henceforth to be known as "Templeton Investment Counsel, LLC."

     4. All references to the Manager being a "Florida corporation" in the Agreement are hereby changed to a "Delaware limited liability company."

     IN WITNESS WHEREOF, this Amendment has been executed on behalf of each party as of the date set forth above.


                                        TEMPLETON INVESTMENT COUNSEL, LLC


                                        By:___________________________________
                                                Gary P. Motyl
                                                President

                                        TEMPLETON INSTITUTIONAL FUNDS, INC.


                                        By:___________________________________
                                                Donald F. Reed
                                                President